                                                                    Exhibit 99.1

                             ITT Industries, Inc.
                              4 West Red Oak Lane
                             White Plains, NY 10604



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408


                           Re: SEC TEMPORARY NOTE 3T



Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, ITT Industries, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availablity of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                               Very truly yours,



                               /s/ David J. Anderson
                               David J. Anderson
                               Senior Vice President and Chief Financial Officer